UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

   CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS
      UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                            Commission File Number: 000-19542-01

                               Apple South Financing I

             (Exact name of registrant as specified in its charter)

                              Hancock at Washington
                               Madison, GA 30650
                                 (706) 342-4552

                        (Address, including zip code, and
                    telephone number, including area code, of registrant's principal executive offices)

              $3.50 Term Convertible Securities, Series A (TECONS)

            (Title of each class of securities covered by this Form)

                                      None
                   (Titles of all other classes of securities
                     for which a duty to file reports under
                         Section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)    [X]                       Rule 12h-3(b)(1)(i)       [X]
Rule 12g-4(a)(1)(ii)   [ ]                       Rule 12h-3(b)(1)(ii)      [ ]
Rule 12g-4(a)(2)(i)    [ ]                       Rule 12h-3(b)(2)(i)       [ ]
Rule 12g-4(a)(2)(ii)   [ ]                       Rule 12h-3(b)(2)(ii)      [ ]
                                                 Rule 15d-6                [ ]

     Approximate number of holders of record as of the certification or notice date: zero (0)

     Pursuant to the requirements of the Securities Exchange Act of 1934, Apple South Financing I has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:  May 19, 2005                    By:/s/ Percy V. Williams
                                          -------------------------------------
                                          Name:  Percy V. Williams
                                          Title: Regular Trustee